Consent of Certified Public Accountants




We consent to the use in this registration statement on form S-3 of our report of the Financial Statements of Eurotech, Ltd. included in the annual report of Eurotech, Ltd. on Form 10-K for the fiscal year ended December 31, 1999, which report is incorporated in this registration statement by reference.

The Financial Statements consist of the Balance Sheets as of December 31, 1999 and December 31, 1998 and the related Statement of Operations, Stockholders' (Deficiency) Equity and Cash Flows for the years ended December 31, 1999, 1998 and 1997, and for the period from inception (May 26, 1995) to December 31, 1999 with related notes.





                                            TABB, CONIGLIARO & McGANN, P.C.


New York, New York
December 12, 2000